Exhibit 24.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement (No. 33-70517) on Form S-8 of Alico, Inc. of our reports dated December 15, 2008, relating to our audits of the consolidated financial statements and internal control over financial reporting, included in and incorporated by reference in the Annual Report on Form 10-K of Alico, Inc. as of September 30, 2008 and 2007 and for the years ended September 30, 2008 and August 31, 2007, and for the one month transitional period ended September 30, 2007.

/s/ McGladrey & Pullen, LLP

Orlando, Florida

June 3, 2009